Exhibit 99.m(2)

AMENDED AND RESTATED APPENDIX A
TO THE SERVICE AND DISTRIBUTION PLAN UNDER RULE 12b-1
OF BROADMARK FUNDS, DATED DECEMBER 3, 2012

Amended as of April 18, 2013

Fund	Class/Classes
Broadmark Tactical Plus Fund	Investor Class Shares
Broadmark Tactical Fund	Investor Class Shares